UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Schedule 14A Information (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule § 240.14a-12

IMMERSION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 29, 2018

TO THE STOCKHOLDERS OF IMMERSION CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation, which will be held at our corporate offices, 50 Rio Robles, San Jose, California 95134, on June 29, 2018, at 9:30 a.m. Pacific Time.

At the Annual Meeting, stockholders will be asked to vote on each of the three proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the Annual Meeting and follow this letter.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.  Voting electronically, by telephone, or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of our company. We look forward to seeing you at the Annual Meeting.

Sincerely,

CARL SCHLACHTE

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 29, 2018

The Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation will be held at our corporate headquarters, 50 Rio Robles, San Jose, California 95134, on June 29, 2018, at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect one (1) Class I director to hold office for the applicable term and until their successor is elected and qualified;
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	To hold an advisory vote to approve the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on May 15, 2018 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

The vote of each eligible stockholder is important.  Please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

CARL SCHLACHTE

Chairman of the Board

San Jose, California

May 29,2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 29, 2018: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://ir.immersion.com/annual-proxy.cfm

IMMERSION CORPORATION

2018 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

We are providing you with these proxy materials in connection with the solicitation by the Board of Directors of Immersion Corporation, of proxies to be used at our 2018 Annual Meeting of Stockholders (“Annual Meeting”).  The Annual Meeting will be held at our corporate headquarters, 50 Rio Robles, San Jose, California 95134 on June 29, 2018 at 9:30 a.m. Pacific Time.  This proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.

This proxy statement, any accompanying proxy card or voting instruction form, and our 2017 Annual Report to Stockholders will be mailed to or otherwise made available to our stockholders on or about May 29, 2018.

QUESTIONS AND ANSWERS

What is included in the proxy materials?

The proxy materials for our Annual Meeting include this proxy statement and our 2018 Annual Report to Stockholders on Form 10-K (the “2018 Annual Report”). If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

Who is soliciting my vote?

The Board of Directors of Immersion Corporation is soliciting your vote at our Annual Meeting.

Who is entitled to vote?

You may vote if you were the record owner of Immersion Corporation common stock as of the close of business on May 15, 2018. Each share of common stock is entitled to one vote. As of May 15, 2018, we had 30,473,548 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

Who can attend the Annual Meeting?

Stockholders of record at the close of business on May 15, 2018 may attend the Annual Meeting.  You must bring with you a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting.  If you are a beneficial owner of our common stock, you must also bring with you to the Annual Meeting a legal proxy from the organization that holds your shares or a brokerage statement showing your ownership of shares as of the close of business on the record date.  If you are a representative of an institutional stockholder, you must also bring a legal proxy or other proof that you are a representative of a firm that held shares as of the close of business on the record date and that you are authorized to vote on behalf of the institution.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. For us to hold our Annual Meeting, holders of a majority of our outstanding shares of common stock as of May 15, 2018, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with our registrar and transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” or “street name” holder of those shares.

What is a broker non-vote?

Applicable rules permit brokers to vote shares held in street name on routine matters when the brokers have not received voting instructions from the beneficial owner on how to vote those shares. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. Shares that are not voted on non-routine matters are called broker non-votes. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

What routine and non-routine matters will be voted on at the Annual Meeting?

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2018 is the only routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions.  The non-routine matters that will be voted on at the Annual Meeting include the election of a director and the advisory vote to approve compensation of our named executive officers.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present, but are not considered votes cast. Accordingly, broker non-votes and abstentions will have no effect on the vote for any matter properly introduced at the Annual Meeting.

What are my voting choices for each of the proposals to be voted on at the Annual Meeting and how does the Board recommend that I vote my shares?

		More Information	Voting Choices and Board Recommendation
PROPOSAL 1	Election of a Class I Director	Page 8	• vote FOR the nominee; or • withhold your vote for the nominee. The Board recommends a vote FOR the nominee.
PROPOSAL 2	Ratification of Independent Registered Public Accounting Firm	Page 51	• vote FOR the ratification; • vote against the ratification; or • abstain from voting on the ratification. The Board recommends a vote FOR the ratification.
PROPOSAL 3	Advisory vote on the compensation of our named executive officers	Page 53

•   vote FOR, the advisory proposal;

•   vote against the advisory proposal; or

•   abstain from voting on the advisory proposal.

The Board recommends a vote FOR the compensation of our named executive officers.

How many votes are needed to approve each proposal?

The director nominee receiving the highest number of “FOR” votes will be elected.  All other proposals submitted require the affirmative “FOR” vote of a majority of the votes cast. As an advisory vote, the proposal to approve the compensation of our named executive officers is not binding upon us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions. A simple majority of votes cast is required to approve, on a non-binding basis, the frequency of a non-binding vote on the compensation of our named executive officers. In the event that no option receives a majority of the votes cast, the Board intends to adopt the option that receives the most votes.

How do I vote?

Stockholders of Record: You can vote either in person at the Annual Meeting or by proxy. Persons who vote by proxy need not, but are entitled to, attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy.

This proxy statement, the accompanying proxy card and the 2018 Annual Report are being made available to our stockholders on the Internet at www.envisionreports.com/IMMR.

You may vote your shares as follows – in all cases, have your proxy card in hand:

Vote over the Internet 24/7 at www.envisionreports.com/IMMR	Dial toll-free 24/7 (800) 652-VOTE within the USA, US territories & Canada
Vote using your tablet or smartphone	If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Beneficial Stockholders: If you hold your shares of Immersion Corporation common stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voting instruction card carefully. Please note that brokers may not vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory vote on executive compensation). Please provide your voting instructions so your vote can be counted on these matters.

If you plan to vote in person at the Annual Meeting and you hold your shares of Immersion Corporation common stock in street name, you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

How can I revoke my proxy?

You can revoke your proxy by sending written notice of revocation of your proxy to our Corporate Secretary at Immersion Corporation, 50 Rio Robles, San Jose, California 95134 so that it is received prior to the close of business on June 29, 2018.

Can I change my vote?

Yes. You can change your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Time on June 28, 2018;
•	signing another proxy card with a later date and returning it to us prior to the Annual Meeting; or
•	voting again at the Annual Meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A. (“Computershare”) to count the votes represented by proxies and cast by ballot, and our General Counsel and Corporate Secretary, or other individual as appointed by the Board of Directors, will act as Inspector of Election.

When will we announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. Within four business days of the Annual Meeting, we will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted. If you hold your shares in street name, your broker has the authority to vote your shares for “routine” matters even if you do not provide the broker with voting instructions

Without instructions from you, the broker may not vote on any proposals other than the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, which is a routine matter.

What if I am a stockholder of record and return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the director nominee listed on the card, (Proposal 1), “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2), “FOR” the approval of the compensation of our named executive officers, (Proposal 3).

What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker. If you do not provide voting instructions to your bank or broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. All other matters are considered “non-routine”.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the Annual Meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Do we have a policy about directors’ attendance at the Annual Meeting?

Pursuant to the Corporate Governance Principles, directors are strongly encouraged to attend the Annual Meeting.  Six of our directors attended the 2017 Annual Meeting of Stockholders.

How can I access Immersion Corporation’s proxy materials and annual report electronically?

This proxy statement, the accompanying proxy card and the 2018 Annual Report are being made available to our stockholders on the Internet at www.envisionreports.com/IMMR. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you own Immersion Corporation common stock in your name, you can choose this option and reduce the cost of producing and mailing these documents and help the environment by checking the box for electronic delivery on your proxy card, or by following the instructions provided when you vote by telephone or over the Internet. If you hold your Immersion Corporation common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year in the mail containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by following the directions set forth on the Notice of Internet Availability.

Who bears the cost of this proxy solicitation?

Our Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Immersion Corporation common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies.

How do I submit a proposal for action at the 2019 Annual Meeting of Stockholders?

A proposal for action to be presented by any stockholder at the 2019 Annual Meeting of Stockholders will be acted upon only:

•

if the proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the proposal is received by our Corporate Secretary on or before January 28, 2019;

•

if the proposal is not to be included in the proxy statement, pursuant to our Bylaws, the proposal is submitted in writing to our Corporate Secretary on or before January 28, 2019 and such proposal is, under Delaware General Corporation Law (“Delaware Law”), an appropriate subject for stockholder action; or

•

in the case of nominating directors, if we increase the number of directors to be elected at our 2019 Annual Meeting of Stockholders and there is no public announcement by us naming the nominees for additional directorships by January 18, 2019, we must receive proposals for nominations no later than the close of business on the 10th day following the day on which such public announcement is made.

In addition, the stockholder proponent, or a representative who is qualified under state law, must appear in person at the 2019 Annual Meeting of Stockholders to present such proposal.

Proposals should be sent to our Corporate Secretary, Immersion Corporation, 50 Rio Robles, San Jose, California 95134.

How can I view or request copies of our corporate documents and SEC filings?

Our website contains our Certificate of Incorporation, Bylaws, Corporate Governance Principles, Stock Ownership Policy, Board Committee Charters, the Code of Business Conduct and Ethics and our SEC filings. To view these documents, go to www.immersion.com, click on “Investor Relations” and click on “Governance.” To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.immersion.com, click on “Investor Relations” and click on “Financial Info.”

We will promptly deliver free of charge a copy of our 2018 Annual Report Form 10-K to any stockholder requesting a copy. Requests should be directed to our Corporate Secretary, Immersion Corporation, 50 Rio Robles, San Jose, CA 95134.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended (the “1934 Act”), only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of the proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to our Corporate Secretary, Immersion Corporation, 50 Rio Robles, San Jose, CA 95134.

Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, Computershare, to request that only a single copy of the proxy statement be mailed in the future.

Contact Computershare by phone at (888) 265-3747 or by mail at 250 Royall Street, Canton, MA 02021.

Beneficial owners should contact their broker or bank.

ELECTION OF DIRECTORS (PROPOSAL 1)

The Board of Directors of Immersion Corporation (the “Board of Directors” or the “Board”) is elected by the stockholders to oversee their interest in the long-term health and the overall success of our business and its financial strength. The Board serves as our ultimate decision-making body, except for those matters reserved to or shared with the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting our business.

Election Process

Pursuant to our current Amended and Restated Certificate of Incorporation, our Board membership is divided into three classes — Class I, II, and III directors. Beginning in 2018, each director nominated for election is elected for a one-year term of office, with one class of directors being elected at each annual meeting of stockholders. The board will become declassified as of the date of the 2020 Annual Meeting. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. In accordance with our Amended and Restated Certificate of Incorporation, the Class I director will be elected at this Annual Meeting, the Class II directors are to be elected at the annual meeting of stockholders in 2019 and, the Class III directors are to be elected at the annual meeting of stockholders in 2020.  If a quorum is present and voting, the nominee for Class I director receiving the greatest number of votes will be elected as the Class I director.  Any votes withheld and broker non-votes have no effect on the vote.

Nomination of Directors

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders.  The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the entire Board for Board membership. The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors, which are described in further detail below. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group of directors with diverse and relevant experience that can best perpetuate our success and represent stockholder interests through sound judgment.

The Nominating and Corporate Governance Committee may seek the input of other members of the Board or management in identifying candidates who meet the criteria outlined above. In addition, the Nominating and Corporate Governance Committee may use the services of consultants or a search firm. The Nominating and Corporate Governance Committee will consider recommendations by our stockholders of qualified director candidates for possible nomination by the Board. Stockholders may recommend qualified director candidates by writing to our Corporate Secretary at Immersion Corporation, 50 Rio Robles, San Jose, California 95134. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Nominating and Corporate Governance Committee may conduct interviews with the candidate or request additional information from the candidate. The Nominating and Corporate Governance Committee uses the same process for evaluating all candidates for nomination by the Board, including those recommended by stockholders. Our Bylaws permit persons to be nominated as directors directly by stockholders under certain conditions.

In order for a stockholder to nominate a director or directors, the stockholder must submit the proposal to nominate in writing to our Corporate Secretary on or before January 28, 2019.  If we increase the number of directors to be elected at our 2019 Annual Meeting of Stockholders and there is no public announcement by us naming the nominees for additional directorships by January 8, 2019, we must receive proposal for nominations no later than the close of business on the 10th day following the day on which such public announcement is made.  In addition, the stockholder proponent, or a representative who is qualified under state law, must appear in person at the 2019 Annual Meeting of Stockholders to present such proposal. Proposals should be sent to our Corporate Secretary, Immersion Corporation, 50 Rio Robles, San Jose, California 95134.

Qualifications of Directors and Nominees

When evaluating potential director nominees, the Nominating and Corporate Governance Committee considers each individual’s professional expertise and educational background in addition to the individual’s general qualifications. The Nominating and Corporate Governance Committee works with the Board to determine the appropriate mix of backgrounds and experiences in order to establish and maintain a Board that is strong in its collective knowledge and that can fulfill its responsibilities and oversee our business consistent with its fiduciary duty to stockholders.

The Nominating and Corporate Governance Committee communicates with the Board to identify backgrounds, qualifications, professional experiences, and areas of expertise that impact our business that are particularly desirable for our directors to possess in order to help meet specific Board needs, including:

•	Industry knowledge, especially in our key markets of mobile devices, gaming, VR/AR and automotive, which is vital in understanding and reviewing our strategy;
•

Operating experience as current or former executives, which gives directors specific insight, and expertise that will foster active participation in the development of our business strategy and provide the appropriate tools for overseeing the implementation of our operating plan;

•

Executive leadership experience, which gives directors who have served in significant leadership positions strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	Accounting and financial expertise, which enables directors to analyze our financial statements and oversee our accounting and financial reporting processes;
•

Public company board and corporate governance experience, which provides directors a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board, and protection of our stockholders’ interests; and

•	Technology licensing and IP monetization experience, which is the core focus of our strategy.

The following table highlights each director’s or director nominee’s specific skills, knowledge and experience.  A particular director may possess other skills, knowledge or experience even though they are not indicated below.

Director	Industry	Operating	Leadership	Accounting and Financial	Public Company Board/ Corporate Governance	Technology Licensing and IP Monetization
Sharon Holt	✓	✓	✓			✓
Carl Schlachte	✓	✓	✓	✓	✓	✓
Jack Saltich	✓	✓	✓	✓	✓	✓
David Sugishita	✓	✓	✓	✓	✓
John Veschi	✓	✓	✓	✓	✓	✓
Daniel McCurdy	✓	✓	✓			✓
Kenneth Traub	✓	✓		✓	✓	✓

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

2018 Nominee for Director

Our Board’s nominee for election as Class I director is Kenneth Traub.  In May 2018, we entered into a Cooperation Agreement with Viex Opportunities Fund, LP-Series One, Viex Special Opportunities Fund II, LP, Viex GP, LLC, Viex Special Opportunities GPII, LLC, Viex Capital Advisors, LLC and Eric Singer (collectively, the “Viex Group”) (the “Cooperation Agreement”), pursuant to which we agreed among other things, to nominate, recommend to the shareholders, support and provide for the nomination of Kenneth Traub as a director at the 2018 Annual Meeting.  If elected, Mr. Traub will hold office until the 2019 Annual Meeting of Stockholders and until his successor is elected and qualified.  Mr. Saltich, who has served as a Class I director since 2002, will not stand for re-election.

We have no reason to believe that Mr. Traub, will be unable or unwilling to serve if elected. However, if he should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

The Board believes that Mr. Traub’s, qualifications, skills and experiences would contribute to an effective and well-functioning Board.

Included in the nominee’s biography below is an assessment of his specific qualifications, attributes, skills and experience based on the qualifications described above.

There are no family relationships between Mr. Traub, or any directors, or any of our executive officers.

Nominee for Director – Class I Director – To Be Elected for a Term Expiring in 2019

Kenneth Traub

Age: 56

Other Company Boards:  Mr. Traub currently serves on the boards of directors of the following publicly traded companies: (i) DSP Group, Inc. (NASDAQ:DSPG), a provider of wireless chipset solutions for converged communications, where he serves as Chairman of the Board, (ii) Intermolecular, Inc. (NASDAQ:IMI), an innovator in materials science, where he serves as Chairman of the Board and (iii) Gulfmark, Inc. (NYSE:GLF), a global provider of marine transportation services to the offshore energy industry.

Education: B.A. from Emory University, M.B.A. from Harvard Business School

Professional Experience: Kenneth H. Traub has served as a Managing Partner of Raging Capital Management, a diversified investment firm, since December 2015.  From 2009 through 2015, Mr. Traub was President and Chief Executive Officer of Ethos Management LLC.  From 1999 until its acquisition by JDS Uniphase Corp. (“JDSU”) in 2008, Mr. Traub served as President and Chief Executive Officer of American Bank Note Holographics, Inc. (“ABNH”), a leading global supplier of optical security devices for the protection of documents and products against counterfeiting.  Following the sale of ABNH, he served as Vice President of JDSU, a global leader in optical technologies and telecommunications.  In 1994, Mr. Traub co-founded Voxware, Inc., a pioneer in voice over internet protocol communication technologies, and served as its Executive Vice President and Chief Financial Officer through 1998.  From 1989 to 1994, he served as Vice President of Trans-Resources, Inc., a multi-national holding company and investment manager.  Mr. Traub previously served on the boards of directors of (i) Phoenix Technologies, Inc., a supplier of the basic input-output system for the personal computer industry, (ii) iPass, Inc., a provider of mobility services for Enterprises and Carriers, (iii) MIPS Technologies, Inc., a leading provider of industry standard processor architectures and cores, (iv) Xyratex Limited, a leading supplier of data storage technologies, (v) Vitesse Semiconductor Corporation, a leading supplier of integrated circuit solutions for next-generation carrier and enterprise networks, (vi) Athersys, Inc., a biotechnology company, (vii) A. M. Castle & Co., a specialty metals company, (viii) IDW Media Holdings, a diversified media company, and (ix) MRV Communications, Inc., a provider of packet and optical communications network equipment, as Chairman of the Board.

Director Qualifications: Mr. Traub brings to the Board extensive experience as both a C-level operating experience and public company director.  Mr. Traub is also a partner in Raging Capital Management, a significant shareholder of the Company.

The Board of Directors recommends a vote FOR the election of Mr. Traub as Class I director.

Directors Serving for a Term Expiring at the 2019 Annual Meeting of Stockholders (Class II Directors)

David Sugishita

Director since 2010

Age: 70

Board Committees: Audit (Chair), Compensation

Other Public Company Boards:  None

Education: B.S. in Finance from San Jose State University and an M.B.A from Santa Clara University

Professional Experience: Mr. Sugishita served as the non-executive Chairman of the Board of Atmel Corporation from August 2006 to April 2016, and served as a director of Atmel from February 2004 to April 2016. In addition, Mr. Sugishita was Chairman of the Audit Committee of Atmel. Previously he served on the board of directors of Micro Component Technology, Inc. from 1994 to 2009, Magma Design Automation from 2010 to 2011, and Ditech Networks, Inc. from 2003 to 2012. Mr. Sugishita is retired and previously held various senior financial management positions with SONICblue Inc. (EVP/CFO), RightWorks (EVP/CFO), Synopsys (SVP/CFO), Actel (SVP/CFO), Micro Component Technology (SVP/CFO), Applied Materials (VP/Corporate Controller), National Semiconductor (VP/Finance), Fairchild Camera & Instrument (Controller) and Intersil (Controller) during the past 40 years.

Director Qualifications: Mr. Sugishita brings to the Board over two decades of experience as a financial executive officer and member of the boards of directors of public high technology companies,

specifically in the semiconductor industry, which is an important vertical market for our company. Additionally, Mr. Sugishita brings many years of service on public company boards, including as Chairman, and service on audit and nomination and corporate governance committees.  Mr. Sugishita’s experience is invaluable in helping us to continue to provide strong financial oversight at the Board level.

John Veschi

Director since 2014

Age: 56

Board Committees: Audit, Nominating and Corporate Governance (Chair)

Other Public Company Boards: None

Education: B.S. in Electrical Engineering from Lafayette College, J.D. from University of Maryland and M.B.A. from George Washington University

Professional Experience: Mr. Veschi serves as the COO of Hilco IP Merchant Banking, a role he assumed in November 2016 when his company, Marquis Technologies, merged into Hilco.  Marquis was a full-service technology and IP consulting business Mr. Veschi founded in January 2015.  Prior to that, Mr. Veschi served as the CEO of Rockstar Consortium from July 2011 through January 2015 at which time Rockstar was wound up as a result of the asset sale to RPX.  From 2008 through July 2011, Mr. Veschi served as the Chief IP Officer at Nortel Networks. Nortel filed for Bankruptcy in early 2009.  Mr. Veschi managed the IP function through the bankruptcy process, resulting in the sale of Nortel IP assets in July 2011 to Rockstar Consortium. Prior to joining Nortel, Mr. Veschi ran licensing businesses at Agere Systems (Lucent Microelectronics spinoff) and LSI Corporation (now Broadcom).  In 2011, Mr. Veschi also served on the Board of MOSAID Technologies Incorporated, one of the world’s leading IP companies, focused on the licensing and development of semiconductor and communications technologies.

Director Qualifications: Mr. Veschi brings over twenty years of law firm and corporate IP experience, including over ten years as the CEO or GM of successful IP licensing businesses.  These experiences at Agere, LSI, Nortel and Rockstar make him familiar with the challenges that Immersion faces as an IP licensing company and position him to advise Immersion on such challenges.

Directors Serving for a Term Expiring at the 2020 Annual Meeting of Stockholders (Class III Directors)

Sharon Holt

Director since 2016

Age: 53

Board Committee: Compensation, Nominating and Corporate Governance

Other Pubic Company Boards:  None

Education: BSEE from Virginia Polytechnic Institute and State University

Professional Experience: Ms. Holt is a Principal at Fraser Stuart Ventures, LLC, a private investment and advisory firm. Since 2012 she has served as an advisor to several technology companies, including Analogix Semiconductor, a semiconductor designer and manufacturer, Lumileds, a developer and manufacturer of LED solutions, Kandou Bus., S.A., a technology development and licensing company, and Mgestyk Technologies, a developer and licensor of gesture control technology. Ms. Holt was a senior executive at Rambus, a leading technology development and licensing company, from 2004 to 2012 where she served as Senior Vice President of Sales, Licensing and Marketing, and Senior Vice President and General Manager of the Semiconductor Business Group. From 1999 to 2004, Ms. Holt was an executive at Agilent Technologies in the Semiconductor Products Group (now

Broadcom), where her last position was Vice President & General Manager of Americas Field Operations, overseeing sales and technical support operations for the semiconductor business. Prior to that, she ran sales operations focused on Agilent’s largest global customers. From 1986 to 1999, Ms. Holt worked at HP in Applications Engineering, Sales, and Distribution Channel Management for the Semiconductor Products Group.

Director Qualifications:  Ms. Holt brings more than 30 years of experience in semiconductors and embedded technologies, and has a proven track record of developing business and partnerships with market-leading technology companies. Her experience at Agilent and Rambus, and her role advising technology companies looking to optimize their intellectual property and licensing business strategy, customer engagements, and strategic partnerships make her an ideal advisor to Immersion in putting its business and licensing strategies into practice.

Daniel McCurdy

Director since 2017

Age:  61

Board Committee: Nominating and Corporate Governance

Other Public Company Boards:  None

Education: B.A. from University of North Carolina

Professional Experience: Mr. McCurdy became CEO of Provenance Asset Group LLC in September 2017.  In addition, he is a partner with Quatela Lynch McCurdy LLC, an advisory firm assisting companies in growth strategies that leverage intellectual property, since January 1, 2017. Previously, Mr. McCurdy was Senior Vice President, RPX Corporation from July 1, 2014 through December 31, 2016. From 2008 through June 2014, he was CEO of Allied Security Trust, and Chairman and CEO of PatentFreedom, the world’s leading source of information on Non-Practicing Entities. In June 2014, PatentFreedom was acquired by RPX. Previously, Mr. McCurdy was founding CEO of ThinkFire; President of Intellectual Property of Lucent Technologies and Bell Laboratories; a Vice President of IBM responsible for the creation of its Life Sciences business unit; a Vice President of Ciena Corporation where he directed merger, acquisition and corporate development; Director of Business Development for IBM Research; and Manager of Technology and Intellectual Property Policy for IBM worldwide.

Director Qualifications:  Mr. McCurdy brings more than 25 years of international executive experience in the technology, corporate development and intellectual property fields.  His experience makes him uniquely qualified to advise Immersion on its use of its intellectual property and technology assets to maximize shareholder value.

Carl Schlachte

Director since 2011, Chairman of the Board since July 2012 and Interim Chief Executive Officer since November 29, 2017

Age: 54

Board Committees: None

Other Public Company Boards:  None

Education: B.S. from Clemson University

Professional Experience: Mr. Schlachte was appointed interim Chief Executive Officer on November 29, 2017.  In addition, Mr. Schlachte is Chairman, President and CEO of Ventiva, Inc., which designs and develops thermal management technologies for consumer applications in mobile computing, power electronics and LED lighting. From 2006 to December 2011, Mr. Schlachte was Chairman of the Board of MOSAID Technologies Incorporated, a leading IP companies, focused on the licensing and development of semiconductor and communications technologies.  From 2004 to 2009, Mr. Schlachte was President and CEO of ARC International, a leading provider of multimedia solutions to semiconductor companies worldwide. From October 2010 to 2016, Mr. Schlachte served on the Board of Peregrine Semiconductor Corp.

Director Qualifications:  Mr. Schlachte brings more than 25 years of experience in the semiconductor industry, including CEO roles at global fabless semiconductor and IP companies and executive positions at Motorola and ARM Holdings plc.  He has served on various public company boards and has developed a high level of financial literacy during his career as a C-level executive by overseeing the financial matters of the companies he has led.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services.  Under the Compensation Committee charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation.  Directors who also serve as our employees do not receive payment for services as directors.

2017 Annual Compensation

In 2017, non-employee directors each received an annual retainer fee of $25,000, typically paid in quarterly installments on the date of each quarterly Board meeting. In addition, the Chairman of our Board received an additional retainer fee of $20,000 which was prorated to $18,333 upon the date he became our Interim Chief Executive Officer. The Chairman of our Audit Committee received a $10,000 annual committee fee, the Chairman of our Compensation Committee received an $8,000 annual committee fee, and the Chairman of our Nominating and Corporate Governance Committee received a $3,000 annual committee fee. The other members of our Audit and Compensation Committees each received a $3,000 annual committee fee and the other members of our Nominating and Corporate Governance Committee each received a $2,000 annual committee fee. These annual committee fees are typically paid quarterly on the date of the quarterly Board meetings. Fees for partial year service are pro-rated. Directors are entitled to reimbursement of reasonable travel expenses they incur in connection with attending Board and committee meetings.

Non-employee directors are granted an option to purchase 40,000 shares of our common stock upon joining the Board.  This initial option, like those received by other individuals initially joining us, is granted with an effective date of the 10th business day of the month following the month the director joins the Board; the exercise price per share for such option equals the closing price per share on The NASDAQ Global Market on such effective date.  Subject to continued service, such option vests as to 1/4th of the shares subject to the grant on the first anniversary of the date of commencement of service and 1/48th monthly thereafter.

Non-employee directors receive an annual grant of restricted stock awards (“RSAs”) or a stock option having a value equal to $125,000, 100% of which vests on the first anniversary of the grant date.

2017 Director Compensation Table

The following table sets forth information concerning the compensation earned during 2017 by each person who served as a director during the year ended December 31, 2017:

	Fees Earned or Paid in Cash(2)	Stock Awards(3)(4)	Option Awards(3)(5)	Total
Director(1)	($)	($)	($)	($)
David Habiger(5)	12,582	—	—	12,582
Sharon Holt(6)	28,000	128,418	—	156,418
Daniel McCurdy(5)	15,577	—	158,480	174,057
Jack Saltich	34,258	128,418	—	162,676
Carl Schlachte(7)	62,179	—	299,595	361,764
David Sugishita	38,000	128,418	—	166,418
John Veschi	30,577	—	119,128	156,390

(1)	In 2017, Mr. Viegas was an employee director, and he did not receive any additional compensation for his services as a member of our Board while he was an employee.
(2)

Consists of meeting fees for service as a member of our Board.  Fees earned by directors vary depending on the number of committees on which the director served and whether the director was Chairman of our Board or served as chair of certain committees.  See “2017 Annual Compensation” above for more information.

(3)

Represents the grant date fair value of each stock option or restricted stock award, as applicable, granted in 2017 in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (FASB ASC Topic 718), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For a discussion of assumptions used to calculate the FASB ASC Topic 718 grant date fair value, refer to Note 6 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. See “2017 Annual Compensation” above for more information.

(4)	For each non-employee director, below is the aggregate number of RSAs outstanding on December 31, 2017 that were all granted in 2017.
(5)	Mr. Habiger served as our director until the end of his term on June 2, 2017 at which time Mr. McCurdy was elected as a director to replace Mr. Habiger.
(6)	Ms. Holt was appointed as lead independent director on December 26, 2017.
(7)

Mr. Schlachte serves as our Chairman of the Board and was appointed to Interim CEO on November 29, 2017.  During Mr. Schlachte’s service as Interim Chief Executive Officer, Mr. Schlachte will not receive any cash compensation as a non-employee director of the Board and his annual director, Chairman and committee member retainers will be suspended for the period; provided that during such period of service Mr. Schlachte’s existing unvested director equity grant will continue to vest.  Mr. Schlachte will not receive any new non-employee director equity grants during his service as interim Chief Executive Officer.

Restricted Stock Awards Outstanding at December 31, 2017
Director	(#)
Sharon Holt	14,846
Daniel McCurdy	—
Jack Saltich	14,846
Carl Schlachte	—
David Sugishita	14,846
John Veschi	—

For each non-employee director, below is the aggregate number of shares subject to options outstanding on December 31, 2017:

Option Awards Outstanding at December 31, 2017
Director	(#)
David Habiger	48,341
Sharon Holt	40,000
Daniel McCurdy	40,000
Jack Saltich	18,500
Carl Schlachte	195,838
David Sugishita	10,834
John Veschi	92,574

CORPORATE GOVERNANCE

We are committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust. The Board of Directors has established Corporate Governance Principles which provide a framework for our effective governance. The principles address matters such as the director responsibilities, director qualifications, determination of director independence, Board committee structure, Chief Executive Officer performance evaluation and management succession. The Board regularly reviews developments in corporate governance and updates the Corporate Governance Principles and other governance materials as it deems necessary and appropriate.

The corporate governance section of our website makes available our corporate governance materials, including the Corporate Governance Principles, our Stock Ownership Policy, the charters for each Board committee and our Code of Business Conduct and Ethics. To access these documents on our website, www.immersion.com, click on “Investor Relations” and then “Governance.”

Board Leadership Structure

Our Board has determined that having a lead independent director during the time that our Chairman of our Board is serving as interim Chief Executive Officer is in our best interests and those of our stockholders.  This Board structure enhances the independence of our Board from our management by ensuring a greater role for the independent directors in our oversight and active participation of the independent directors in setting agendas and establishing priorities and procedures for our Board. In addition, separating these roles allows our interim Chief Executive Officer to focus his efforts on running our business and managing our day-to-day operations, while allowing our Board to benefit from our lead independent director’s extensive experience in leadership roles at public companies and advising technology companies looking to optimize their intellectual property and licensing business strategy, customer engagements, and strategic partnerships. Every regular meeting of our Board includes a meeting of our independent non-executive directors without management present.

Board Leadership Structure

•    Chairman of the Board: Carl Schlachte

•    Interim Chief Executive Officer:  Carl Schlachte

•    Lead Independent Director:  Sharon Holt

•    All of our non-employee directors are independent.

Independence of Directors

In accordance with the standards for independence set forth in the rules of The NASDAQ Stock Market, our Board has determined that, except for Mr. Schlachte, our Interim Chief Executive Officer, each of the members of our Board has no relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director and is otherwise “independent” in accordance with the applicable rules of The NASDAQ Stock Market as currently in effect.

Risk Management

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities for us and our stockholders.  Consistent with our Board leadership structure, our Chief Executive Officer and other members of our executive team are responsible for the day-to-day management of risk, while our Board is responsible for ensuring that we have an appropriate culture of risk management, set the right “tone at the top,” oversee our aggregate risk profile and assist management in addressing specific risks.

Our Board exercises its oversight responsibility for risk both directly and through its standing committees.  Strategic, operational and competitive risks also are presented and discussed at our Board’s quarterly meetings, and more often as needed.  On at least an annual basis, our Board conducts a review of our long-term strategic plans and members of our executive team report on our top risks and the steps management has taken or will take to mitigate these risks.  On a regular basis between Board meetings, our Chief Executive Officer provides updates to the Board on the critical issues we face and recent developments in our principal markets.

Risk Management

•    Our Board oversees risk management.

•    Our Board and standing committees spend a portion of their time reviewing and discussing specific risk topics.

•    Company management is charged with managing risk through internal processes and controls.

Our Audit Committee is responsible for reviewing our risk management framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with our full Board and its committees. Our Audit Committee meets regularly with our Chief Financial Officer, our independent auditor, our General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and our risk management framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. Our Audit Committee meets regularly in separate executive sessions with the independent auditor, as well as with Audit Committee members only, to facilitate a full and candid discussion of risk and other issues.

Our Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. Our Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this proxy statement entitled “Compensation Discussion and Analysis—Risk Assessment of Compensation Programs.”

Our Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, director independence, and our corporate governance profile and ratings. Our Nominating and Corporate Governance Committee also is actively engaged in overseeing risks associated with succession planning for our Board and management.

Our Board believes that one of its primary responsibilities is to oversee the development and retention of executive talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of management. Each year, the Nominating and Corporate Governance Committee meets with our Vice President, Human Resources and other executives to discuss management succession planning and to address potential vacancies in senior leadership. The Nominating and Corporate Governance Committee also annually reviews with the Board succession planning for our Chief Executive Officer.  In addition to executive and management succession, the Nominating and Corporate Governance Committee regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure, and diversity that promote and support the Company’s long-term strategy. In doing so, the Nominating and Corporate Governance Committee takes into consideration the overall needs, composition and size of the Board, as well as the criteria adopted by the Board regarding director candidate qualifications. Individuals identified by the Nominating and Corporate Governance Committee as qualified to become directors are then recommended to the Board for nomination or election.

Board and Committee Self-Evaluations

Each year, the Nominating and Corporate Governance Committee oversees the self-evaluation process of the Board, committees and Chairman.  The process is conducted using a detailed questionnaire which (a) provides for quantitative ratings in key area and (b) seeks subjective comment in each of these areas.  The questionnaire is submitted to our outside counsel who compiles the results and reports them back to the Board.

Company Policies

Our Board has adopted several policies governing directors, employees, and/or officers: a) Code of Business Conduct and Ethics that outlines the principles of legal and ethical business conduct; b) Stock Ownership Policy, which requires our CEO and non-employee directors to have a direct ownership in Immersion’s common stock; and c) Insider Trading Policy, which outlines the procedures and guidelines governing securities trades by our employees.

The Code of Business Conduct and Ethics is applicable to all of our directors, employees, and officers and is available on our website at http://ir.immersion.com/governance.cfm.  Any substantive amendment or waiver of this policy may be made only by our Board upon a recommendation of the Audit Committee and, as required by applicable SEC rules, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by disclosing such information on our website.

The Stock Ownership Policy is applicable to our CEO and non-employee directors and is available on our website at http://ir.immersion.com/governance.cfm.  This policy requires that these individuals hold stock equal in value to three times the amount of their annual cash retainer/base salary.  This is calculated once a year and there is a five year period in which to comply.  If it is determined that a particular person does not comply with the policy, the individual will be notified and will be required to retain 50% of the net shares received as a result of any exercise, vesting or payment of any equity awards until he or she becomes compliant.

The Insider Trading Policy applies to all of our current and former employees, directors, independent contractors, agents and consultants.  The Insider Trading Policy prohibits short sales, hedging or pledging of stock by employees, officers or directors.

Communications by Stockholders with Directors

Stockholders may communicate with any and all directors by transmitting correspondence by mail, facsimile, or e-mail, addressed as follows: Board or individual director, c/o Corporate Secretary, Immersion Corporation, 50 Rio Robles, San Jose, California 95134; Fax: (408) 350-7994; E-mail Address: corporate.secretary@immersion.com. Our Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s).  The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Board Meetings and Committees of the Board

Attendance at Board, Committee and Annual Stockholder Meetings

Our Board and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time.  The Board met twelve times during 2017.  Each director attended at least 75% of the meetings of the Board and of any committees of the Board on which he serves.  The total number of meetings held by each committee is set forth below under “Committees of the Board.”

We make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors’ schedules. All directors are encouraged to attend the annual meeting of stockholders.  Six of our directors attended our 2017 annual meeting of stockholders.

Executive Sessions of the Board

The non-executive members of our Board and all committees of our Board meet in executive session without management present at each regularly scheduled in-person Board and committee meeting.

Committees of the Board

The Board has a separately-designated standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

The Board has also adopted a written charter for each of the Board committees.  Each charter is available on our website at http://ir.immersion.com/governance.cfm.

In each case, our Board has delegated the responsibilities set forth below to the respective committee; however, our Board may from time to time, perform the duties itself.

The table below provides current membership (M) and chairmanship (C) information for each standing committee.

Name	Audit	Compensation	Nominating and Corporate Governance
Sharon Holt		M	M
Daniel McCurdy			M
Jack Saltich	M	C
Carl Schlachte
David Sugishita	C	M
John Veschi	M		C

Audit Committee and Audit Committee Financial Expert

Members:	David Sugishita (Chairman) Jack Saltich John Veschi
Number of Meetings in Fiscal Year 2017:	6
Independence:

Our Board has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of The NASDAQ Stock Market and the SEC for Audit Committee membership.

Financial Expert:

Our Board has determined that all members of the Audit Committee possess the level of financial literacy required by applicable NASDAQ Stock Market and SEC rules and that in accordance with section 407 of the Sarbanes-Oxley Act of 2002, at least one member of the Audit Committee, Mr. Sugishita, is an “audit committee financial expert,” as defined in the rules of the SEC.

Responsibilities:

Our Audit Committee provides assistance to our Board in various matters, including fulfilling its responsibilities with respect to the following:

•    retaining our independent registered public accounting firm;

•    reviewing the scope of audit and pre-approving permissible non-audit services by our independent registered public accounting firm;

•    reviewing the accounting principles and auditing practices and procedures to be used for our financial statements;

•    reviewing the results of the audits of our financial statements;

•    reviewing risk management framework and programs; and

•    reviewing related party transactions.

Compensation Committee

Members:	Jack Saltich (Chairman) Sharon Holt David Sugishita
Number of Meetings in Fiscal Year 2017:	4
Independence:

Our Board has determined that each member of the Compensation Committee meets the independence criteria set forth in the applicable NASDAQ Stock Market rules, is a “non-employee director,” as defined in Rule 16b-3 under Section 16 of the Exchange Act, and is an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Responsibilities:

Our Compensation Committee provides assistance to our Board in various matters, including with respect to the following:

•    overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees and properly aligning executive compensation with stockholder interests and business performance;

•    making recommendations to the Board with respect to and administration of our equity-based compensation plans, including our equity incentive plans and employee stock purchase plan;

•    reviewing and approving compensation packages for our executive officers;

•    reviewing and approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and

•    reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board.

Other than the delegation to the Chief Executive Officer of the authority to grant awards under certain equity plans pursuant to guidelines set by the Board, our Compensation Committee has not delegated any of its duties under its charter. The Compensation Committee may, however, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.

Nominating and Corporate Governance Committee

Members:	John Veschi (Chairperson) Sharon Holt Daniel McCurdy
Number of Meetings in Fiscal Year 2017:	3
Independence:	Our Board has determined that each member of the Nominating and Corporate Governance Committee meets the criteria for independent Board members set forth in the applicable NASDAQ Stock Market rules.
Responsibilities:

Our Nominating and Corporate Governance Committee provides assistance to our Board in various matters, including fulfilling its responsibilities with respect to the following:

•    identifying, evaluating and recommending candidates for Board positions to our Board and recommending to our Board policies on Board and committee composition and criteria for Board membership;

•    recommending to our Board, and reviewing on a periodic basis, our succession plan, including policies and principles for selection and succession of the Chief Executive Officer in the event of an emergency or the resignation or retirement of our Chief Executive Officer;

•    periodically reviewing policies and the compliance of senior executives with respect to these policies;

•    reviewing our compliance with corporate governance listing requirements of The NASDAQ Stock Market; and

•    assisting our Board in developing criteria for the annual evaluation of our Chief Executive Officer, director and committee performance.

Following the Annual Meeting, assuming the election of Kenneth Traub as a director, the membership and chairmanship for each standing committee shall be as follows:

Name	Audit	Compensation	Nominating and Corporate Governance
Sharon Holt		C	M
Daniel McCurdy	M		M
Kenneth Traub		M
Carl Schlachte
David Sugishita	C	M
John Veschi	M		C

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of any related party transactions.  Review of any related party transaction would include reviewing each such transaction for potential conflicts of interests and other improprieties. Except as described in “Director Compensation” above and “Executive Compensation” below, since January 1, 2017, there has not been, nor is there currently proposed, any transaction or series of similar transactions, to which we are or were a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any of the immediate family members of such persons, had or will have a direct or indirect material interest.

In addition to indemnification provisions in our Bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification of our directors and executive officers for some types of expenses, including attorney’s fees, judgments, fines, and settlement amounts incurred by persons in any action or proceeding, including any action by us or in our right, arising out of their services as our director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

OWNERSHIP OF OUR EQUITY SECURITIES

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Immersion Corporation common stock by each director, each director nominee, each individual named in the 2017 Summary Compensation Table on page 44, and our directors, director nominees and executive officers as a group, all as of April 15, 2018. Unless otherwise noted, voting power and investment power in Immersion Corporation common stock are held solely by the named person.  The address of each of the individuals named below is c/o Immersion Corporation, 50 Rio Robles, San Jose, California 95134.

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	(1)	Additional Information
Kenneth Traub	4,779,346	15.74%

Consists of the shares described in the Principal Stockholders table below for Raging Capital Management, LLC.  Mr. Traub disclaims beneficial ownership of the shares held by Raging Capital Management, LLC.

Carl Schlachte	182,750	*		Includes 165,443 shares that may be acquired upon exercise of options on or before June 14, 2018.
Nancy Erba	71,826	*		Includes 65,625 shares that may be acquired upon exercise of options on or before June 14, 2018.
Anne Marie Peters	236,776	*		Includes 173,666 shares that may be acquired upon exercise of options on or before June 14, 2018.
Sharon Holt	33,179	*		Includes 18,333 shares that may be acquired upon exercise of options on or before June 14, 2018.
Daniel McCurdy	10,000	*		Includes 10,000 shares that may be acquired upon exercise of options on or before June 14, 2018.
Jack Saltich	146,585	*		Includes 18,500 shares that may be acquired upon exercise of options on or before June 14, 2018.
David Sugishita	78,531	*		Includes 10,834 shares that may be acquired upon exercise of options on or before June 14, 2018.
John Veschi	104,459	*		Includes 85,074 shares that may be acquired upon exercise of options on or before June 14, 2018.
All directors, director nominees and executive officers as a group (9 persons)	5,643,452	18.59%		Includes 547,475 shares that may be acquired upon exercise of options on or before June 14, 2018.

*	Less than 1% of issued and outstanding shares of Immersion Corporation common stock.
(1)

Calculated on the basis of 30,358,613 shares of common stock outstanding as of April 15, 2018, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after April 15, 2018 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.

Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the issued and outstanding Immersion Corporation common stock. Unless otherwise noted, to our knowledge, voting power and investment power in Immersion Corporation common stock are held solely by the named entity.

Name and Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	(1)	Additional Information
Raging Capital Management, LLC Ten Princeton Ave., P.O. Box 228 Rocky Hill, NJ 08553	4,779,346	15.74%		Based solely on a Schedule 13D/A filed with the SEC on December 19, 2017, Raging Capital Management LLC and William C. Martin have shared voting power with respect to 4,779,346 shares.
Rima Senvest Management, LLC 110 East 55th St., NY, NY 10022	4,446,597	14.65%

Based solely on a Schedule 13G/A filed with the SEC on February 12, 2016 Rima Senvest Management LLC and Richard Marshaal have shared voting and dispositive power with respect to these shares.  Senvest Master Fund, L.P. only has shared voting power as to 3,044,630 shares and Senvest International L.L.C has shared voting power as to 1,500,838 shares. The address of Senvest Master Fund, LP is c/o State Street (Cayman) Trust, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands.

Viex Capital Advisors, LLC 825 Third Ave., 33rd Floor NY, NY 10022	2,211,823	7.29%

Based solely on the Supplement to Notice of Intention to Nominate Individuals for Election as Directors at the 2018 Annual Meeting of Stockholders of Immersion Corporation dated February 12, 2018, Eric Singer, Viex Capital Advisors, LLC; Viex Opportunities Fund, LP; and Viex GP, LLC have shared voting and dispositive power with respect to 532,802 shares; Eric Singer, Viex Capital Advisors, LLC; Viex Special Opportunities Fund II, LP; and Viex Special Opportunities GP II, LLC have shared voting and dispositive power as to 1,679,021 shares. Shares are subject to a Cooperation Agreement dated February 6, 2017, among Eric Singer, Viex Capital Advisors, LLC; Viex Opportunities Fund; Viex Special Opportunities Fund II LP, Viex Special Opportunities GP II, LC; Viex GP, LLC; and the Company.

BlackRock, Inc. 55 East 52nd St. NY, NY 10055	1,884,157	6.21%		Based solely on a Schedule 13G filed with the SEC on January 25, 2018, Blackrock Inc. has the sole voting power with respect to 1,845,937 shares and the dispositive power as to 1,884,157 shares.

Shannon River 850 Third Ave., 13th Floor NY, NY 10022	1,794,019	5.91%

Based solely on a Schedule 13G/A filed with the SEC on March 5, 2018, Spencer Waxman, Shannon River Partners, LP, Shannon River Fund Management Co LLC, and Shannon River Capital Management LLC  have shared voting and dispositive power with respect to 203,828 shares, Spencer Waxman and Shannon River Capital Management have shared voting and dispositive power with respect to 109,365, Spencer Waxman and Shannon River Fund Management LLC have shared voting and dispositive power with respect to 123,731 shares, Spencer Waxman, Shannon River Master Fund, LP and Shannon River Global Management LLC have shared voting and dispositive power as to 109,365 shares,  Spencer Waxman, Doonbeg Master Fund, LP, Doonbeg Fund Management LLC and Doonbeg Global Management LLC have shared voting and dispositive power as to 1,357,095 shares.

Nokomis Capital LLC 2305 Cedar Springs Rd. Suite 420 Dallas, TX 75201	1,679,154	5.53%	Based solely on the Schedule 13G filed with the SEC on February 14, 2018, Nokomis Capital LLC and Brett Hendrickson have shared voting power with respect to 1,679,154 shares.

(1) Calculated on the basis of 30,358,613 shares of common stock outstanding as of April 15, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC.  These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors, and persons who beneficially own more than 10% of our common stock were complied with during the fiscal year ended December 31, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes our fiscal year 2017 (“fiscal 2017”) compensation program for our executive officers, all of whom we refer to collectively as our “named executive officers.”  Our named executive officers for fiscal 2017 are as follows:

Name	Title
Carl Schlachte(1)	Interim Chief Executive Officer
Victor Viegas(1)	Former Chief Executive Officer
Nancy Erba	Chief Financial Officer
Anne Marie Peters	General Counsel and Senior Vice President, IP Licensing and Legal Affairs
Mahesh Sundaram(2)	Former Vice President, Worldwide Sales and Customer Support

(1)	On November 29, 2017, Mr. Viegas agreed to resign as Chief Executive Officer and Mr. Schlachte was appointed as Interim Chief Executive Officer.
(2)	Mr. Sundaram’s employment was terminated on December 7, 2017.

Executive Summary

In this Compensation Discussion and Analysis, we summarize our objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of their compensation for fiscal 2017. Included below are discussions regarding how our executive compensation program ties to our strategic goals and objectives and supports stockholder value creation.  Specifically, we will discuss our compensation philosophy, our compensation approach, our compensation determinations and our policies and practices related to executive compensation. Our executive compensation program reflects a commitment to:

•	align compensation with our annual and long-term business objectives and performance;
•	enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success;
•	motivate our executive officers to enhance long-term stockholder value; and
•	position us competitively among the companies against which we recruit and compete for talent.

2017 Executive Compensation Program.

In determining the compensation of our named executive officers for fiscal 2017, the Compensation Committee evaluated various factors, including the following:

•	our overall business and financial performance;
•	how our compensation program can drive our strategic goals and support stockholder value creation;
•	the individual’s performance, experience and skills;
•	compensation previously paid or awarded to the individual; and
•	competitive market data for similar positions based on an analysis consisting of a blend of data from our peer group and the technology survey data from Radford Associates, a unit of Aon Hewitt.

For fiscal 2017, the Compensation Committee approved an executive compensation program that consisted of three principal elements: base salary, short term cash incentive awards under our executive incentive plan (“EIP”) and long-term equity-based incentive awards (“LTI”). The Compensation Committee believes that, by allocating compensation among these elements, our overall executive compensation program appropriately balances compensation-related risk and the desire to focus our named executive officers on specific short-term and long-term goals important to our overall success. Consistent with our pay-for-performance philosophy, a significant portion of the target total direct compensation of our named executive officers in fiscal 2017 was variable or at-risk.

For our former Chief Executive Officer, 76% of his target total direct compensation was subject to annual performance goals or tied to the appreciation in value of our common stock. For our other named executive officers as a group, 61% of their target total direct compensation was subject to annual performance goals or tied to the appreciation in value of our common stock.

For the compensation of our interim Chief Executive Officer, the Compensation Committee approved a compensation structure that consisted of base salary and an option to purchase 60,790 shares of our common stock that vests in one year based on various factors, including the time commitment and expected duration of the role.

The following table summarizes total direct compensation for our named executive officers in fiscal 2017:

	Base Salary		Executive Incentive Plan (EIP)		Equity Award(2)

Name	2017 Base Salary ($)(1)	Percent Change Compared to 2016	2017 EIP Award Target ($)	2017 EIP Award Payout ($)	2017 Equity Award ($)	Total ($)
Carl Schlachte (3)	250,000	—	—	—	180,467	430,467
Victor Viegas (4)	415,000	—	456,500	—	842,838	1,714,338
Nancy Erba	310,500	3.5	155,250	—	346,000	811,750
Anne Marie Peters	347,760	3.5	208,656	—	432,500	988,916
Mahesh Sundaram (5)	348,148	3.5	208,889	—	432,500	989,537

(1)	Represents annual base salary rate. Differs from actual paid as reported in the Summary Compensation Table due to payroll period allocation and time served.
(2)	Represents grant date fair value as reported in the Summary Compensation Table.
(3)

Mr. Schlachte commenced his employment as Interim Chief Executive Officer on November 29, 2017.  This does not include any compensation he received in his capacity as a director or Chairman of the Board.

(4)	Mr. Viegas terminated his employment with the Company as Chief Executive Officer on November 29, 2017.
(5)	Mr. Sundaram’s employment was terminated on December 7, 2017.

Executive Compensation Governance Policies and Practices

In designing our executive compensation program, we have implemented policies and practices to create alignment with our stockholders and that support our commitment to good corporate governance as follows:

•

Clawback Policy. We have the authority to require repayment of certain annual cash incentives in instances of fraudulent activity and/or misstated financials or otherwise inaccurate financial reporting.

•

No Tax Gross-Ups. Tax gross-ups are not provided to our executive officers for personal expenses or if excise taxes are incurred following a qualifying termination of employment in connection with a change in control of the Company.

•

Independent Compensation Consultant. The Compensation Committee has engaged Compensia, Inc. (“Compensia”) to act as its independent compensation consultant. Compensia provides services only to the Compensation Committee and provided no other services to us during fiscal 2017.

•

Stock Ownership Guidelines.  We have established stock ownership guidelines to further align our CEO’s interests with those of our stockholders.  The guidelines require our CEO to acquire and hold shares of our common stock having a value equal to three times his base salary divided by the average closing price for the 12-month period ending on September 30.

•	Capped Award Payouts. We set maximum award levels on our executive incentive plans.
•	No Repricing of Underwater Options. Repricing of stock options is expressly prohibited by our equity incentive plan without the approval of our stockholders.
•	No Executive Pension Benefits. Named executive officers participate in the same defined contribution retirement plans as our other employees.

The Compensation Committee believes that the policies and practices described above clearly demonstrate our commitment to, and consistent execution of, an effective performance-oriented executive compensation program.

2017 Say on Pay Vote

At the annual meeting of our stockholders held in June 2017, approximately 55% of the total stockholders’ votes cast were cast in favor of the fiscal 2016 compensation of our named executive officers.  The Compensation Committee will be considering this result in structuring the compensation for the Company’s permanent Chief Executive Officer when such individual is hired.

Compensation Philosophy

The primary objective of our executive compensation program is to align compensation with our overall business goals and stockholder interests.  Our compensation objective is to attract and retain top tier executive talent capable of managing in a dynamic business environment and motivate them to achieve above-market performance with a long-term view in creating stockholder value. To this end, our executive compensation philosophy reflects:

•	a pay-for-performance model that delivers pay based on overall company and individual performance;
•	an emphasis on long-term equity-based incentive awards that link a meaningful portion of executive compensation to the appreciation in value of our common stock; and
•	evaluation of our pay levels and compensation practices against a peer group that is reasonable and appropriate for our company.

Our named executive officers’ total compensation, with the exception of our interim Chief Executive Officer, includes base salary, short term cash incentive awards under our executive incentive plan, and long-term equity incentive compensation.  Our interim Chief Executive Officer’s compensation includes base salary and a stock option grant that vests in one year.

Compensation Element	Objectives	Key Features
Base Salaries	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.	Adjustments are considered annually based on individual performance, level of pay relative to market and internal pay equity.
Short-Term Cash Incentive Awards

Rewards annual corporate and individual performance and achievement of strategic goals.

Aligns named executive officers’ interests with those of our stockholders by promoting strong annual results through revenue growth and operating efficiency.

Retains named executive officers by providing market-competitive compensation.

Aligns executive team to common goal of achieving annual operating plan.

Short-term cash incentive payments are cash awards based on financial targets—Revenue and Non-GAAP Net Income (as defined below in the section entitled “Executive Incentive Plans”)—for all named executive officers. A portion of the cash incentive award is also based on individual performance evaluated against individual performance goals. Annual incentive awards can vary from 0% to 216% of the target amount for the Chief Executive Officer and 0% to 204% for all other Named Executive Officers. For payment to have been made under the objective component of the plans, the minimum revenue and Non-GAAP Net Income target levels need to have been met.

Long-Term Incentive Awards (Equity Awards)

Aligns named executive officers’ interests with long-term stockholder interests by linking part of each named executive officers’ compensation to stock price performance.

Provides opportunities for wealth creation and ownership which promotes retention and enables us to attract and motivate our named executive officers.

Retention of named executive officers through multi-year vesting of equity granted and multi-year performance periods.

Uses different equity types, including stock options and restricted stock unit (“RSU”) awards to balance stockholder interests and retention.

Long-term equity awards generally vest in increments over a three or four-year period.

In the case of our Chief Executive Officer, certain vesting is linked to performance-based conditions.

Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans and our employee stock purchase plan, which are generally available to all of our employees.  Although the Compensation Committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, the Compensation Committee, as part of its evaluation of the compensation of our executive officers, reviews not only the individual elements of compensation, but also total compensation.

Role of Compensation Committee

The Compensation Committee reviews and recommends to the Board for approval all compensation programs (including equity compensation) applicable to our named executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our Chief Executive Officer. The Compensation Committee approves the compensation of all other executive officers. The Compensation Committee has the sole authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as it deems appropriate.

Role of Chief Executive Officer in Compensation Decisions

While the Compensation Committee determines our overall compensation philosophy, our Board sets the compensation for our Chief Executive Officer.  Our Chief Executive Officer also provides our Board and the Compensation Committee with his perspective on the performance of our named executive officers as part of the determination of the individual portion payable under the executive incentive plans (as described below) and the annual personnel review as well as a self-assessment of his own performance.  Our Chief Executive Officer is not present during any discussions by the Compensation Committee or our Board relating to his own compensation. Our Chief Executive Officer recommends to the Compensation Committee specific compensation amounts for named executive officers other than himself, and the Compensation Committee considers those recommendations and the information provided by its compensation consultant concerning peer group comparisons and industry trends when making its compensation decisions.  Our Chief Executive Officer, Vice President of Human Resources, and General Counsel regularly attend the Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice.  Members of the Compensation Committee also participate in our Board’s annual review of the Chief Executive Officer’s performance and its setting of annual performance goals, in each case led by our independent Chairman of the Board.  See “Board Structure” above for further details.

Role of the Compensation Consultant

The Compensation Committee uses a compensation consultant primarily to provide input on compensation trends and developments and to assist with the analysis of competitive executive compensation levels and trends.  The compensation consultant also provides a valuable outside perspective on executive compensation practices.

In establishing executive compensation for fiscal 2017, the Compensation Committee engaged Compensia to serve as its compensation consultant.  During fiscal 2017, Compensia advised the Compensation Committee on executive compensation matters, including performing an executive compensation assessment, a peer group review and development, the structure of our compensation program, risk mitigation, and disclosure about executive compensation.  Compensia was engaged directly by the Compensation Committee and does not provide any other unrelated products or services to us. Based on its review of the factors set forth in the Nasdaq listing standards, the Compensation Committee has determined that the work performed by Compensia during fiscal year 2017 did not raise a conflict of interest.

Peer Group and Competitive Positioning

In performing the executive compensation assessment for our Chief Executive Officer and Chief Financial Officer, Compensia used market data that reflected a 50/50 blend of (1) compensation data from the peer group below and (2) national Radford technology survey data for companies with $50 to $200 million in revenues.  In performing the executive compensation assessment for all other executive officers, Compensia used the national Radford technology survey data for companies with $50 to $200 million in revenues.  Compensia also reviewed for all executive officers the same blend using Bay Area Radford technology survey data.  The companies comprising the peer group used by Compensia to aid in evaluating the compensation of our executive officers for fiscal 2017 were:

CEVA, Inc.	Digimarc Corp.	DSP Group
Intermolecular	Kopin	Mesa Laboratories
NVE	PDF Solutions	SeaChange International
Wi-LAN

In determining the peer group for fiscal 2017, the Compensation Committee reviewed the peer group used in fiscal 2016 against the objective criteria used for selecting peers in 2016 including companies in the IP licensing or semiconductor industry with revenues that were approximately one-half to three times our estimated revenues for 2016 and market capitalizations equal to approximately one-half to three times our market capitalization.  Although some of the companies did not meet all of the criteria in fiscal 2017, the Compensation Committee elected to keep certain of these companies as part of the peer group due to the overlap of companies with the ISS-defined peer group and the lack of other similarly-situated companies.

Compensation Determinations

The Compensation Committee made compensation determinations for our named executive officers for fiscal 2017 based on the analysis of pay levels compared to the data provided by Compensia as described above and the factors described under the heading “2017 Executive Compensation Program” above.  In making these determinations, our general approach is to position the target compensation for our named executive officers based on its evaluation of the competitive market data described above.  While the Compensation Committee believes that comparisons to competitive market data are a useful tool, it does not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. Due to the variations between companies’ reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the competitive market data as a starting point while also considering subjective factors such as experience, skills, competencies and performance and the factors described under the heading “2017 Executive Compensation Program” above.  After reviewing these various factors, the Compensation Committee relies upon the judgment of its members and makes adjustments to a named executive officer’s compensation below or above the targeted percentile ranges.  As a result, target compensation for each of our named executive officers may fall below or above positioning relative to the peer group for a particular element of compensation.

In determining the compensation for our interim Chief Executive Officer, the Compensation Committee reviewed market practices for recent interim Chief Executive Officers, including recent interim CEO compensation arrangements at technology companies as well as the companies in the peer group and the compensation for the Company’s most recent chief executive officer.

Base Salary

In determining base salaries for our named executive officers, the Compensation Committee considered the market data for executives serving in similar positions, as well as each named executive officer’s individual performance, experience and skills.  Any base salary increases were effective February 1, 2017.

The named executive officers’ base salaries for 2017, as compared to 2016, were as follows:

Name	2016 Base Salary ($)(1)	2017 Base Salary ($)(1)	% Increase
Carl Schlachte	—	250,000	—
Victor Viegas	415,000	415,000	—
Nancy Erba	300,000	310,500	3.5
Anne Marie Peters	336,000	347,760	3.5
Mahesh Sundaram	336,375	348,148	3.5

(1)	Differs from actual paid as reported in the Summary Compensation Table due to payroll period allocation.

In determining Mr. Schlachte’s base salary, the Compensation Committee designed his target total direct compensation, including base salary and stock option grant, at approximately 30% of the total compensation of our prior Chief Executive Officer’s annual total compensation, which target represents the market median based for recent interim Chief Executive Officers at technology companies as provided by the Compensation Committee’s compensation consultant.

Mr. Viegas’ base salary was not adjusted in 2017, placing him at just above the 50th percentile of the executives holding comparable positions at the companies in the peer group.

Ms. Erba received a market increase in base salary, keeping her salary at approximately the 50th percentile of the executives holding comparable positions at the companies in the peer group.

Ms. Peters’ base salary is outside the range of executives holding comparable positions at the companies in the peer group because she plays a dual role in the Company as general counsel and Senior Vice President of IP Licensing, which role does not have comparable data in the peer group and which role requires a specific skill set.

Mr. Sundaram’s base salary is outside the range of the executives holding comparable positions at the companies in the peer group due to previously disclosed employment arrangements which were negotiated upon hiring, including a determination by the Compensation Committee at that time that it was appropriate to offer Mr. Sundaram a base salary that was outside of the ranges provided for similarly sized companies due to his extensive experience with IP licensing sales as well as his salary at his position prior to joining Immersion.

Executive Incentive Plan

The executive incentive plan is a cash incentive programs designed to align executive compensation with annual performance and to enable us to attract, retain, and reward individuals who contribute to our success and to motivate such individuals to enhance our value.  The Compensation Committee believes that aggregate incentive payouts should be closely linked to our performance, with individual compensation differentiated based on individual performance.  Thus, funding and payouts under the executive incentive plans are dependent and based on our performance and each individual named executive officer’s performance.  The Compensation Committee reserves the right to cancel, suspend, amend or revise all or any part of the executive incentive plan for any reason at any time.

The Compensation Committee established a target award value for each of our named executive officers for fiscal 2017 based on its review of competitive market data for similar positions and various other factors, including those factors listed above under the heading “2017 Executive Compensation Program” and individual performance in the prior year and the terms of employment arrangements with the individual.

Mr. Viegas’ target award percentage remained the same as 2016 at 110%, which represented target total cash compensation of above the 75th percentile of executives holding comparable positions at the companies in the peer group and within the 65th to 75th percentile of the Bay Area Radford technology survey data.

Ms. Erba’s target award percentage remained the same as 2016 at 50%, which represented target total cash compensation within the 50th to 75th percentile of the executives holding comparable positions at the companies in the peer group.

Ms. Peters’ target award percentage remained the same as 2016 at 60%, which represented total target cash compensation which was higher than the benchmark used to reflect the unique nature of her position and skill set.

Mr. Sundaram’s target award percentage remained the same as 2016 at 60%, which represented total target cash compensation which was within the 50th to 75th percentile of the executives holding comparable positions at the companies in the peer group.

For fiscal 2017, target awards under the executive incentive plan represented a significant portion of the total target cash compensation for our named executive officers, which aligns more of their compensation with the interests of the stockholders.

Executive 2017 EIP Payments

The following table sets forth the determinations of the Compensation Committee in February 2018 with respect to the executive incentive plan targets for fiscal 2017, as well as the actual amount of the cash incentive awards received by our named executive officers upon payout of the fiscal 2017 executive incentive plan.

Fiscal 2017 EIP Target

Name	Percentage of Base Salary Rate	Award Value at Target ($)	Fiscal 2017 EIP Award Payout ($)
Carl Schlachte	—	—	—
Victor Viegas	110%	456,500	—
Nancy Erba	50%	155,250	—
Anne Marie Peters	60%	208,656	—
Mahesh Sundaram	60%	208,889	—

The Compensation Committee, with input from our Chief Executive Officer for all named executive officers other than himself, establishes (1) the performance measures based on business criteria and target levels of performance and (2) a formula for calculating each participant’s award based on our actual performance compared to the pre-established performance goals.  Performance measures may be based on a wide variety of business metrics.

Our 2017 executive incentive plan was based on two independent components.  A percentage of the bonus was based on the achievement by us of certain corporate financial objectives for 2017 as set forth below, and the remainder of the bonus was based on the achievement of individual management objectives.  For payment to have been made under the objective component of the plans, we must have met the minimum GAAP revenue and Non-GAAP Net Income target levels set forth in the matrix below.  If minimum GAAP revenue and Non-GAAP Net Income were not achieved, then the plan would not be funded.  In addition, the Compensation Committee determined the performance weighting factors to be applied to the initial calculation of each named executive officer’s two independent components of the bonus, which weighting factors were based on each named executive officer’s overall individual annual performance as determined by the Compensation Committee.  Each standard weighting factor was 1.0, but could be increased or decreased by 0.2 at the Compensation Committee’s discretion, as applicable. If each such weighting factor was increased or decreased from the standard weighting factor of 1.0, then such modified weighting factor was then multiplied by the applicable independently determined component of such named executive officer’s incentive plan target award to determine the total incentive payment.  As a result, our Chief Executive Officer was eligible to receive a cash award of 0%-216% of his executive incentive plan target award based on the achievement of corporate financial and individual performance goals and all other named executive officers were eligible to receive a cash award of 0%-204% of their respective executive incentive plan target awards based on the achievement of corporate financial and individual performance goals.

The GAAP revenue and Non-GAAP Net Income matrix for the corporate objectives of the 2017 executive incentive plans was set by the Compensation Committee and was based on our annual operating plan.  The matrix was as follows:

GAAP Revenue ($) / Non-GAAP Net Income Targets ($)	36,209,600	40,735,800	45,262,000	49,788,200	54,314,400
(17,337,600)	125.0%	137.5%	150.0%	175.0%	200.0%
(19,504,800)	100.0	112.5	125.0	150.0	175.0
(21,672,000)	75.0	87.5	100.0	125.0	150.0
(23,839,200)	62.5	75.0	87.5	112.5	137.5
(26,006,400)	50.0	62.5	75.0	100.0	125.0

For purposes of the fiscal 2017 executive incentive plan, “GAAP revenue” means revenue recognized by us for the applicable period in accordance with GAAP and as reported in our audited financial statements, and “Non-GAAP Net Income” is GAAP Net Income adjusted to reflect an expected long-term effective tax rate of 19% less stock based compensation expense.  “Non-GAAP Net Income” also excludes certain non-recurring charges including discontinued operations and other charges, as determined by the Compensation Committee.  By excluding certain one-time items from the calculations, the Compensation Committee sought to reward management for achieving the annual executive incentive plan goals, while at the same time focusing on actions that drive long-term stockholder value.

Our performance for fiscal 2017 resulted in GAAP revenues of $35 million and Non-GAAP Net Loss of ($28.6) million.  Because neither the GAAP revenue nor the Non-GAAP Net Income met the minimum threshold set forth on the matrix above, our named executive officers received no payout under the fiscal 2017 executive incentive plan.

For the individual performance of each named executive officer, the Compensation Committee had set management by objectives (MBOs) for fiscal 2017 in February 2017 and scored the individual based on the completion of such MBOs as of the end of fiscal 2017.  In the case of Mr. Viegas, the Compensation Committee selected MBOs that included certain litigation milestones, various licensing milestones, engaging with and entering agreements with key strategic accounts, achieving commercial momentum in the mobile ads business, certain initiatives around our employee base and achieving our fiscal 2017 financial objectives.  Ms. Erba’s MBOs included operationalizing the mobile ad business to enable scale, advising and assisting on providing business direction to the IP strategy, providing support in structuring licensing deals, providing IT support for cloud security and ongoing controls, providing analysis to support decision making at critical junctures in strategy and financial excellence.  Ms. Peters’ MBOS’ included several initiatives related to the management of the IP licensing program, certain litigation milestones, several initiatives related to managing the creation of IP and developing licensing strategies.  Mr. Sundaram’s MBOs included achieving our fiscal 2017 revenue plan and market adoption goals, partnering with the IP business development function, providing world class support for the field organization and certain organizational development milestones.

Long-Term Equity Incentive Awards

The Compensation Committee approved annual equity awards to our named executive officers in fiscal 2017 after considering individual and corporate performance generally, the total compensation levels of our executive officers and our retention objectives. The Compensation Committee also considers the compensation practices and levels of the companies in our peer group and the recommendations of our Chief Executive Officer (except with respect to his own award) when determining the size of equity awards.

As discussed above, Mr. Schlachte was granted an option to purchase 60,790 shares of our common stock as part of his compensation arrangement for serving as our interim Chief Executive Officer.  Consistent with the interim nature of his role, the Compensation Committee designed the option with a vesting schedule that vests monthly over a one-year period with 100% acceleration upon a change of control of the Company.  This stock option had a grant date fair value of $180,467.  The combination of his base salary and the grant date fair value of his stock option resulted in Mr. Schlachte’s target total direct compensation approximating 25% of the total compensation of our prior Chief Executive Officer’s annual total compensation, and representing the market median for recent interim Chief Executive Officers at technology companies as provided by the Compensation Committee’s compensation consultant.

With respect to Mr. Viegas, the Compensation Committee granted him a stock option of which half of the shares would vest and become exercisable only if the closing price of a share of our common stock equaled or exceeded $11.25 per share for 30 consecutive trading days during the period from March 7, 2017 to March 7, 2019 after which the shares would vest pursuant to our normal and customary four-year time-based vesting schedule.  The other half of the shares would vest and become exercisable pursuant to our normal and customary four-year time-based vesting schedule.  This stock option had a grant date fair value of $842,838, and was positioned between the 25th and 50th percentile of the equity awards granted to executives holding comparable positions at the companies in the peer group, placing his total direct compensation between the 25th and 50th percentile of the peer group.  As of November 29, 2017, the date of Mr. Viegas’ departure, the vesting conditions subject to these grants had not been met, however, as discussed below under the section entitled “Potential Payments Upon Termination or a Change in Control”, a portion of Mr. Viegas’ awards vested in connection with his departure.

The Compensation Committee granted Ms. Erba an annual restricted stock unit (“RSU”) award valued at $346,000 which vests annually over a four-year period, and which fell between the 25th and 50th percentile of the equity awards granted to executives holding comparable positions at the companies in the peer group, placing her target total direct compensation between the 50th and 75th percentile of the peer group and the 25th and 50th percentile of Bay Area Radford technology survey data.

After considering total cash compensation which was higher than the benchmark used, the Compensation Committee granted each of Mr. Sundaram and Ms. Peters an annual RSU award valued at $432,500 which vests annually over a four-year period, and which fell between the 25th and 50th percentile of equity awards granted to executives holding comparable positions at the companies in the peer group.  The target total direct compensation for Mr. Sundaram falls at approximately the 50th percentile of our peer group and the target total direct compensation for Ms. Peters falls between the 50th and 75th percentile of our peer group.

Stock Options

Stock options are intended to align our named executive officers’ interests with the interests of stockholders in increasing sustainable, long-term stockholder value.  We view stock options as an element of performance-based compensation because they only deliver value to a recipient if the price of our common stock increases above the price of our common stock at the time of grant and the vesting requirements have been met.  Our stock options are granted with an exercise price equal to the closing market price for our common stock on the date of grant.  Our stock options typically vest over a period of four years with 25% of the shares of our common stock subject to the grant vesting after the first year and 1/48th of the shares subject to the grant vesting monthly thereafter.

RSUs.

We grant our named executive officers restricted stock unit awards (“RSUs”) primarily to ensure that they maintain an ownership stake in our company.  By providing an ownership stake, RSUs align their financial interests with stockholders’ interests.  The Compensation Committee believes that RSUs aid in retention and provide value to our executive officers, given that we do not provide pensions.  In fiscal 2017, the Compensation Committee elected to slightly increase the value of the awards and extend the vesting schedule for such award from three to four years to better align the interests of our executive officers with those of our stockholders.

2017 Executive Equity Awards.

The following table sets forth the long term incentive equity awards granted to our named executive officers in fiscal 2017:

Name	Position	Shares Subject to Stock Options	Shares Subject to Restricted Stock Units
Carl Schlachte	Chairman of the Board and Interim Chief Executive	91,689(1)	—
Victor Viegas	Former Chief Executive Officer	241,660(2)	—
Nancy Erba	CFO	-	40,000
Anne Marie Peters	General Counsel and SVP IP Licensing & Legal Affairs		50,000
Mahesh Sundaram	VP, Worldwide Sales & Customer Support	-	50,000

(1)

Consists of (a) an option to purchase 30,899 shares of our common stock granted in June 2017 in Mr. Schlachte’s capacity as a non-employee director and (b) an option to purchase 60,790 shares of our common stock granted to Mr. Schlachte upon appointment as our interim Chief Executive Officer.

(2)

Subject to vesting as follows: 50% of the shares would only vest and become exercisable upon the achievement of performance conditions on or before March 7, 2019.  At the time of his departure, Mr. Viegas had vested in 84,581 shares of common stock subject to this grant.

Severance and Change in Control Payments

We have entered into retention and change in control agreements with our named executive officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with the interests of our stockholders in the event of a change in control of the Company.  We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment.  Without the payments and benefits provided under the agreements, our executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they believe their employment will be terminated after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent.  The Compensation Committee believes that these payments and benefits serve to enhance stockholder value and align our executive officers’ interests with those of our stockholders in change in control transactions.  All such agreements with the named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Perquisites and Other Benefits

We provide certain named executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy and which benefits are generally available to all our employees.  These benefits are provided to enable us to attract and retain these executive officers.  The Compensation Committee periodically reviews the levels of these benefits provided to our executive officers. These benefits include participation in our health and benefits plans, retirement savings plans, housing assistance, reimbursement of certain living and education-related expenses, car services, immigration assistance, relocation assistance, and our employee stock purchase plan.

Our CEO and non-employee directors are subject to a stock ownership policy that is available on our website at http://ir.immersion.com/governance.cfm.  This policy requires that these individuals hold stock equal in value to three times the amount of their annual cash retainer/base salary.  This is calculated once a year and there is a five-year period in which to comply.  If it is determined that a particular person does not comply with the policy, the individual will be notified and will be required to retain 50% of the net shares received as a result of any exercise, vesting or payment of any equity awards until he or she becomes compliant.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information to affect value. For stock options granted pursuant to our 2011 Equity Incentive Plan, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to us or our subsidiaries and subject to any requirements of local law.  For all other stock options, employees have ten years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to us or our subsidiaries and subject to any requirements of local law.

New Hire Grants

New hire grants of equity compensation are made to eligible employees in connection with the commencement of employment.  New hire grants become effective on and are priced as of the 10th business day of the month following the month of hire. These grants generally become fully vested after four years, with 25% of the shares subject to the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the shares subject to the grant vesting monthly thereafter.  Grants to individuals of 50,000 shares or less, not to exceed an aggregate of 300,000 shares in any fiscal quarter, are made by our Chief Executive Officer pursuant to the delegation of power by the Compensation Committee. Such grants must be granted on the 10th business day of each month for individuals who were employees as of the last day of the previous month. All other grants are made by the Compensation Committee.

Annual Grants

Annual RSU grants are awarded at our regularly scheduled Board meeting held in February and are made on the second business day after the release of our year-end earnings release.  These grants typically vest as to 1/3rd of the shares subject to an award on an annual basis assuming continued service and subject to any requirements of local law, although in fiscal 2017 the grants were subject to vesting as to 1/4th of the shares subject to the awards on an annual basis.

Impact of Accounting and Tax Requirements on Compensation

Section 162(m) of the Internal Revenue Code limits the deduction for federal income tax purposes of the compensation paid to our named executive officers in a taxable year to $1,000,000. For taxable years beginning before January 1, 2017, compensation above $1,000,000 may be deducted if, by meeting certain requirements, it qualified as “performance-based compensation.” The stock options and RSU awards granted under our 2007 Equity Incentive Plan and 2011 Equity Incentive Plan prior to January 1, 2018 were intended to be treated under current federal tax law as performance-based compensation exempt from the deduction limit.  Whether such awards will continue to qualify as performance-based compensation depends on their eligibility under the transition relief provided by the Tax Cuts and Jobs Act for compensation payable pursuant to a written binding contract that was in effect on November 2, 2017.

Although the Compensation Committee considers the requirements of Section 162(m) when making its compensation decisions, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation.  The Compensation Committee has not adopted a policy requiring that all compensation paid to our named executive officers be deductible.  The Compensation Committee reserves the right to pay or award compensation to our named executive officers that may not be deductible for federal income tax purposes if it believes that doing so is in our and our stockholders’ best interests.

In addition to considering the tax consequences, our Compensation Committee considers the accounting consequences of, including the impact of the FASB ASC Topic 718, in its decisions in determining the forms of different awards and generally attempts to keep the value of awards equivalent regardless of type.

Risk Assessment of Compensation Programs

The Compensation Committee considers potential risks when reviewing and approving our compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding our employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our compensation programs for our named executive officers:

•

A Balanced Mix of Compensation Components – The target compensation mix for our named executive officers is composed of base salary, short-term cash incentive awards and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•

Multiple Performance Factors – Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for our overall benefit:

o

The executive incentive plan is designed to use multiple performance metrics including GAAP revenue and Non-GAAP Net Income, as well as individual performance goals related to specific strategic or operational objectives and the corporate metric portion of the incentive plan does not pay out unless the target levels of the pre-established financial metrics are met.

o

The long-term incentives are equity-based, with three, four and five-year vesting to complement our short-term cash incentive awards. Certain of the long-term incentives granted to our Chief Executive Officer are subject to performance conditions related to our stock price.

•

Capped Incentive Awards – Awards under the executive incentive plans are generally capped at the sum of: (1) 200% of the target bonus attributable to company-wide metrics (with a maximum multiplier of 1.2), plus (2) 100% of the target bonus attributable to individual performance (with a maximum multiplier of 1.2).

•

Clawback Provision – Our clawback provision provides our Board with the authority to recoup past incentive compensation in the event of a material restatement of our financial results due to fraud, intentional misconduct or gross negligence of the named executive officer.

Additionally, the Compensation Committee considered an assessment of the compensation-related risks arising from our compensation programs for all our employees. Based on this assessment and the factors noted above, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us. In making this evaluation, the Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by Compensia, as well as how any potential risks may be mitigated, such as through our internal controls and oversight by management and our Board.

Conclusion

In evaluating the individual components of compensation for each of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation plans and arrangements described above, a significant portion of the compensation paid and awarded to our executive officers is contingent upon each individual’s and our performance. The Compensation Committee remains committed to this philosophy of pay-for-performance and will continue to review our executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that we specifically incorporate it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Immersion Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management.  Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

COMPENSATION COMMITTEE
Jack Saltich, Chairman Sharon Holt David Sugishita

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Jack Saltich, Sharon Holt and David Sugishita were members of our Compensation Committee during the 2017 fiscal year. None of the individuals serving on our Compensation Committee were at any time during 2017, or at any other time, an officer or employee of us, nor did they have any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions.  None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 concerning our equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities to be Issued Upon Settlement of Outstanding Restricted Awards/Units		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Plan Category	(a)	(b)	(c)		(c)
Equity Compensation Plans Approved by Security Holders(1)	3,528,922	$8.03	553,418	(2)	3,555,918	(3)
Equity Compensation Plans Not Approved by Security Holders(4)	21,150	$6.66	—		—
TOTAL	3,550,072		553,418		3,555,918

(1)

Consists of three plans: the Immersion Corporation 1997 Stock Option Plan, the 2007 Equity Incentive Plan and the 2011 Equity Incentive Plan. Excludes purchase rights under the Employee Stock Purchase Plan.

(2)	These RSUs and awards have no exercise price.
(3)	Includes 301,867 shares available for future issuance under the Employee Stock Purchase Plan
(4)

As of December 31, 2017, we had issued and outstanding 21,150 shares of common stock for issuance pursuant to the 2008 Employment Inducement Award Plan.  Each option granted pursuant to the 2008 Employment Inducement Award Plan has a 10-year term and vests at the rate of 1/4 of the shares on the first anniversary of the date of commencement of employment and 1/48th of the shares monthly thereafter.

EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table sets forth information concerning the compensation earned during the years ended December 31, 2017, 2016 and 2015 by our Chief Executive Officer, our Chief Financial Officer, our General Counsel and SVP IP Licensing and Legal Affairs, and our VP, Worldwide Sales & Customer Support. No other officer met the definition of named executive officer for 2017.

Name & Principal Position	Fiscal Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)

Carl Schlachte	2017	16,346	—	299,595	—	45,833	(4)	361,774
Chairman of the Board and Interim Chief Executive Officer

Victor Viegas	2017	426,456	—	842,838	—	—		1,269,294
Former Chief Executive Officer	2016	409,750	—	634,110	450,335	—		1,494,195
	2015	351,346	—	572,595	424,976	—		1,348,917

Nancy Erba	2017	309,289	346,000	—	—	—		655,289
Chief Financial Officer	2016	95,769	—	537,120	46,553	—		679,442

Anne Marie Peters	2017	346,403	432,500	—	—	—		778,903
General Counsel and SVP IP	2016	306,712	67,500	360,000	—	—		734,212
Licensing & Legal Affairs	2015	269,137	56,630	323,600	—	—		649,367

Mahesh Sundaram	2017	343,891	432,500	—	—	—		776,391
Former Vice President, Worldwide Sales	2016	335,456	67,500	147,959	198,179	—		749,094
& Customer Support	2015	325,827	—	—	204,528	145,431	(5)	675,786

(1)	Differs from salary reported in the “Compensation Discussion & Analysis” above due to pay period allocation.
(2)

The amounts in this column represent the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718.  See Note 6 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of our assumptions in determining the FASB ASC Topic 718 values.

(3)	Consists of bonus awards under our executive incentive plans. See “Compensation Discussion and Analysis” above for a description of our executive incentive plans.
(4)

Consists of $22,916.67 as an annual retainer for serving on the Board, $18,333.33 as an annual retainer for serving as Chairman of the Board, $2,750.00 for serving on the Audit Committee and $1,833.33 for serving on the Nominating and Corporate Governance Committee.

(5)	Consists of $57,353 for an expatriate premium allowance, $35,662 for a housing allowance, $26,968 for a vehicle allowance and $25,448 for a relocation allowance.

2017 Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during the year ended December 31, 2017:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or	Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock or Units(2) (#)	Securities Underlying Options(3) (#)	Base Price of Option Awards ($/sh)	Fair Value of Stock and Option Awards ($)
Carl Schlachte	6/2/2017					30,899	8.65	119,128	(4)
	12/14/2017					60,790	6.66	180,467	(5)
Victor Viegas	2/22/2017	182,600	456,600	730,400
	6/2/2017					120,830	8.65	465,848	(6)
	6/2/2017					120,830	8.65	376,990
Nancy Erba	2/22/2017	59,771	170,775	239,085
	6/2/2017				40,000	—	—	346,000
Anne Marie Peters	2/22/2017	121,716	347,760	486,864
	6/2/2017				50,000	—	—	432,500
Mahesh Sundaram	2/22/2017	121,852	348,148	487,407
	6/2/2017				50,000	—	—	432,500

(1)

These awards were made pursuant to the 2017 executive incentive plans for each of Mr. Viegas, Ms. Erba, Ms. Peters and Mr. Sundaram.  For a description of the criteria upon which the awards are determined, see “Compensation Discussion and Analysis” above.

(2)

These RSUs are long-term equity incentive awards granted pursuant to our 2011 Equity Incentive Plan. For more information related to these awards, including the vesting schedule, see “Compensation Discussion and Analysis” above.

(3)

These options are long-term equity incentive awards granted pursuant to our 2011 Equity Incentive Plan. For more information related to these awards, including the vesting schedule, see “Compensation Discussion and Analysis” above.

(4)	This option vests on the one-year anniversary of the grant date.
(5)	This option vests 1/12th monthly commencing on November 30, 2017.
(6)

Subject to vesting as follows:  The shares would only vest and become exercisable upon the achievement of performance conditions between March 7, 2017 and March 7, 2019.  At the time of his departure, Mr. Viegas had vested in 84,581 shares of common stock subject to this grant.

Outstanding Equity Awards at December 31, 2017

The following table sets forth information concerning the outstanding equity awards held as of December 31, 2017 by our named executive officers:

		Option Awards(1)				Stock Awards(2)
		Number of Securities Underlying Unexercised Options		Option	Option	Number of Shares or Units of Stock that Have Not	Market Value of Shares or Units of Stock that Have Not
	Stock Option Grant Date	Exerciseable (#)	Unexerciseable (#)	Exercise Price ($/sh)	Expiration Date	Vested (#)	Vested(3) ($)
Carl Schlachte	7/15/2011	40,000	—	9.20	7/15/2018	—	—
	6/5/2015	21,675 (4)	—	12.26	6/5/2022	—	—
	6/3/2016	42,474 (4)	—	6.52	6/3/2023	—	—
	6/2/2017		30,899 (4)	8.65	6/2/2024	—	—
	12/14/2017	5,065	55,725 (5)	6.66	12/14/2024	—	—
Victor Viegas	3/3/2008	10,000	—	8.61	3/3/2018	—	—
	11/13/2009	600,000	—	3.85	11/13/2019	—	—
	3/14/2011	43,333	—	6.61	3/14/2021	—	—
	3/8/2013	564,000	—	9.53	3/8/2020	—	—
	2/24/2014	49,063	—	11.94	2/24/2021	—	—
	3/3/2015	135,000	—	8.09	3/3/2022	—	—
	3/1/2016	52,500	—	9.00	3/1/2023	—	—
	6/2/2017	84,581	—	8.65	3/7/2024	—	—
	6/2/2017	84,581	—	8.65	3/7/2024	—	—
Nancy Erba	10/14/2016	46,875	103,125	7.79	10/14/2023	—	—
	6/2/2017		—	—	—	40,000 (6)	282,400
Anne Marie Peters	1/15/2009	4,400	—	4.95	1/15/2019	—	—
	4/1/2010	42,000	—	5.59	4/1/2020	—	—
	3/14/2011	16,666	—	6.61	3/14/2021	—	—
	3/8/2013	40,000	—	9.53	3/8/2020	—	—
	2/24/2014	19,166	834	11.94	2/24/2021	—	—
	3/3/2015	27,500	12,500	8.09	3/3/2022	—	—
	3/3/2015	—	—		—	2,333	16,471
	3/1/2016	17,500	22,500	9.00	3/1/2023
	3/1/2016	—	—	—	—	5,000	35,300
	6/2/2017	—	—	—	—	50,000 (6)	353,000
Mahesh Sundaram	11/14/2014	154,166	—	9.19	11/14/2021	—	—
	3/1/2016	15,312	—	9.00	3/1/2023	—	—

(1)	Except as otherwise indicated, options vest as to 25% of the shares on the one-year anniversary of the grant date and the remaining vest at a rate of 1/48th of the shares monthly thereafter.
(2)	The RSUs vest in three equal installments on each of the first three anniversaries of the date of grant.
(3)	Based on the closing price of our common stock of $7.06 per share on The NASDAQ Global Market on December 29, 2017.
(4)	This option vests on the one-year anniversary of the grant date.
(5)	This option vests 1/12th monthly commencing on November 30, 2017.
(6)	These RSUs vest in four equal installments on each of the first four anniversaries of the date of grant.

Stock Vested In Fiscal 2017

The following table provides information concerning the vesting of restricted stock units issued to our named executive officers during the year ended December 31, 2017:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Carl Schlachte	—	—
Victor Viegas	—	—
Nancy Erba	—	—
Anne Marie Peters	3,333	38,296
	2,500	27,875
	2,333	20,017
Mahesh Sundaram	16,666	137,495
	2,500	27,875

(1)	Calculated by multiplying the number of vested RSUs by the market value of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

We have entered into the following agreements with each of our named executive officers that provide for severance and additional benefits in connection with our change in control:

Mr. Carl Schlachte

In connection with Mr. Schlachte’s appointment as our interim Chief Executive Officer, we entered into an employment agreement on December 6, 2017, pursuant to which Mr. Schlachte will receive a base salary of $250,000 and an option to purchase 60,790 shares of common stock, which option vests 1/12th monthly during which Mr. Schlachte remains employed with us or continues to provide services as a director.  In addition, upon the consummation of a change of control while Mr. Schlachte remains in service, the option will accelerate and vest in full.  During the period Mr. Schlachte is serving as an employee, he will not receive any cash compensation as a non-employee director of the Board or equity grants as a non-employee director and his annual director, Chairman and committee member retainers will be suspended during the period, provided that his director equity grants will continue to vest during such period.

Mr. Victor Viegas

In connection with Mr. Viegas’ appointment as our interim Chief Executive Officer on October 20, 2009, we entered into an employment agreement with Mr. Viegas pursuant to which if the employment of Mr. Viegas is terminated without “cause,” as defined in the agreement or he resigns for “constructive reason,” as defined in the agreement, he would be entitled to receive, as severance, a payment equal to 12 months of his base salary and health insurance premium payments for 12 months.  In addition, Mr. Viegas was also entitled to immediate vesting of 70% of his then unvested equity awards, and a post-termination exercise period of 24 months.  On January 2, 2018, we entered into a separation and release of claims with Mr. Viegas pursuant to which Mr. Viegas received a payment of $415,000, representing 12 months of his base salary and we are paying Mr. Viegas’ COBRA premiums for up to 12 months.  In addition, options with respect to 373,475 shares of Immersion common stock that were outstanding and unvested as of November 29, 2017 immediately vested and Mr. Viegas’ options are exercisable for a 24-month period following November 29, 2017.

Payment of the foregoing benefits were subject to Mr. Viegas’ execution of a general release of claims and covenant not to sue.

Ms. Nancy Erba

Effective September 1, 2016 Ms. Erba became our Chief Financial Officer.  In connection with her appointment, we entered into an offer letter with Ms. Erba pursuant to which she received an annual base salary of $300,000 and is eligible to receive an annual bonus with a target of 50% of her base salary.  In February 2017, Ms. Erba received an increase in her base salary to $310,500.

In addition, we entered into an Amended and Restated Retention and Ownership Change Event Agreement with Ms. Erba, which provides that in the event that her employment is terminated without cause, Ms. Erba will be entitled to receive (i) a lump sum severance payment equal to 6 months base salary; (ii) payments for COBRA premiums for up to 6 months following her termination date.

In the event that, within 1 year following a change in control as defined in the agreement, Ms. Erba’s employment is terminated without cause or if she resigns for good reason, Ms. Erba would be entitled to receive (a) a lump sum severance payment equal to 12 months of her base salary; (b) health insurance premium payments for up to 12 months following her terminate date; and (c) immediate vesting of 100% of her then unvested equity awards held by her.

Payment of the foregoing benefits will be conditioned upon Ms. Erba’s execution of a general release of claims.

Ms. Anne Marie Peters

Effective July 27, 2016, Ms. Peters was tasked with leading the intellectual property licensing function for the Company.  In connection with her appointment, we raised her annual base salary to $336,000 and made her eligible to receive an annual bonus with a target of 60% of her base salary.  In February 2017, Ms. Peters received a salary increase to $347,760.

In addition, we entered into an Amended and Restated Retention and Ownership Change Event Agreement with Ms. Peters, which provides that in the event that her employment is terminated without cause, Ms. Peters will be entitled to receive (i) a lump sum severance payment equal to 6 months base salary; (ii) payments for COBRA premiums for up to 6 months following her termination date.

In the event that, within 1 year following a change in control as defined in the agreement, Ms. Peters’ employment is terminated without cause or if she resigns for good reason, Ms. Peters would be entitled to received (a) a lump sum severance payment equal to 12 months of her base salary; (b) health insurance premium payments for up to 12 months following her terminate date; and (c) immediate vesting of 100% of her then unvested equity awards held by her.

Mr. Mahesh Sundaram

In connection with Mr. Sundaram’s appointment as Vice President of Worldwide OEM Sales, we entered into a Retention and Ownership Change Event Agreement with Mr. Sundaram, which provided that in the event that his employment is terminated without “cause,” as defined in the agreement, Mr. Sundaram would have been entitled to receive a lump sum severance payment equal to six months base salary and payments of health insurance premiums for the earlier of six months or the date on which Mr. Sundaram first becomes eligible to obtain other group health insurance coverage.  On December 27, 2017, we entered into a separation agreement and release of claims with Mr. Sundaram pursuant to which Mr. Sundaram received a payment of approximately $174,000, representing 6 months of his base salary and we are paying Mr. Sundaram’s COBRA premiums for up to six months.

Payment of the foregoing benefits were subject to Mr. Sundaram’s execution of a general release of claims and covenant not to sue.

The table below shows the potential value for each named executive officer employed by Immersion as of December 31, 2017 under various terminations of employment related scenarios, assuming that the triggering event for such value transfer occurred on December 31, 2017.

	Event
Named Executive Officer	Termination without cause or resignation for “good reason” or constructive reason	Termination without cause or resignation for “good reason” or constructive reason occurs due to a change in control
Carl Schlachte
Severance	—	—
COBRA Benefits	—	—
Equity Acceleration	$344,289	$344,289
TOTAL	$344,289	$344,289
Nancy Erba
Severance	$155,250	$310,500
COBRA Benefits	$6,797	$13,594
Equity Acceleration	—	$207,119
TOTAL	$162,047	$531,213
Anne Marie Peters
Severance	$173,880	$347,760
COBRA Benefits	—	—
Equity Acceleration	—	$344,176
TOTAL	$173,880	$691,936

Dollar amounts include potential severance payout, potential COBRA payments and potential equity award acceleration based on the fair market value of our common stock on December 31, 2017 less the exercise price in the case of stock options.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not to be deemed “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Immersion Corporation under the 1933 Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of a written charter adopted by our Board, the purpose of our Audit Committee is to retain an independent registered public accounting firm, to make such examinations as are necessary to monitor the corporate financial reporting of the internal and external audits and its subsidiaries, to provide to the Board the results of its examinations and recommendations derived there from, to outline to the Board the improvements made, or to be made, in internal accounting controls, and to provide the Board with such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

Management is primarily responsible for the system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. Our Audit Committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017, our Audit Committee:

•	reviewed and discussed the audited financial statements with management;
•

discussed with Deloitte & Touche LLP, with and without management present, the matters required to be discussed under the Statement of Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence; discussed with the independent registered public accounting firm its independence; and concluded that the nonaudit services performed by Deloitte & Touche LLP are compatible with maintaining its independence; and

•

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC.

AUDIT COMMITTEE
David Sugishita, Chairman
Jack Saltich
John Veschi

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

We are asking our stockholders to ratify the Audit Committee’s engagement of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its engagement. Even if the engagement is ratified, our Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if our Audit Committee feels that such a change would be in our and our stockholders’ best interest.

Deloitte & Touche LLP has been the independent registered public accounting firm that audits our financial statements since 1997. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on the audit.

Audit Fees and All Other Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2017 Fees	2016 Fees
Audit Fees	$636,846	$613,619
Audit-Related Fees	200,000	—
Tax Fees
Tax Compliance/Preparation	24,456	18,722
Other Tax Services	25,358	71,500
All Other Fees	—	—
Total Fees	$886,660	$703,841

Audit Fees. This category consists of fees billed, or expected to be billed, for professional services rendered for the audits of our consolidated financial statements and the effectiveness of our internal controls over financial reporting, along with reviews of interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attestation services.

Audit-Related Fees. This category consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. This category consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for tax return preparation, claims for refunds, and tax payment planning services related to federal, state, and international taxes. Other tax services consist of fees billed for services including tax advice, tax strategy and other miscellaneous tax consulting and planning primarily related to our reorganization of international operations.  For the fiscal year ended December 31, 2016 and December 31, 2017, our domestic tax returns were and are being handled by Armanino McKenna LLP.

All Other Fees. This category consists of fees for all other services other than those reported above. Our intent is to minimize services in this category.

Audit Committee Pre-Approval of Audit and Permissible
Non-Audit Services of Independent Auditors

Our Audit Committee has determined that all services performed by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. In addition, since the effective date of the SEC rules stating that an independent public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved, our Audit Committee has approved, and will continue to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.  None of the services described above were approved by our Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Our Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, pursuant to which it may pre-approve certain audit fees, audit-related fees, tax fees, and fees for other services. Under the policy, our Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members.  A member to whom pre-approval authority has been delegated must report his pre-approval decisions, if any, to our Audit Committee at its next meeting.  Unless our Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

Other Information

We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.

One or more representatives of Deloitte & Touche LLP will be present at this year’s Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of the independent public accounting firm requires the affirmative vote of a majority of the votes cast by the holders of Immersion Corporation common stock voting in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 3)

In accordance with Section 14A of the Exchange Act, we seek a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis section beginning on page 27 and the Executive Compensation section beginning on page 44.  We have designed our compensation programs to align compensation with our annual and long-term business objectives and performance and to motivate executive officers to enhance long-term stockholder value.

The Compensation Committee strongly believes that executive compensation — both pay opportunities and pay actually realized — should be tied to our performance. 76% of our Chief Executive Officer’s target total direct compensation was subject to annual performance goals or tied to the appreciation in value of our common stock. For our other named executive officers as a group, 61% of their target total direct compensation was subject to annual performance goals or tied to the appreciation in value of our common stock.

At the annual meeting of our stockholders held in June 2017, approximately 55% of the total stockholders’ votes cast were cast in favor of the fiscal 2016 compensation of our named executive officers.  The Compensation Committee will be considering this result in structuring the compensation for the Company’s permanent Chief Executive Officer when such individual is hired.

The Board recommends that the stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions and the Compensation Committee will consider the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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1. Election of one (1) Class I director.

	For	Withhold
01 - Kenneth Traub (Class I director)	☐	☐

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Change of Address — Please print new address below.

Meeting Attendance
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immersion. C123456789 IMPORTANT ANNUAL MEETING INFORMATION I 000004 000000000.000000 ext ENDORSEMENT_LINE SACK PACK _ MRASAMPLE Electronic Voting Instructions DESIGNATION {IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD2 methods outlined below to vote your proxy. ADD3 ADD4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR . ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 AM, Eastern Time, on June 28, 2018. Vote by Internet Go to www.envisionreports.com/IMMR Or scan the QR code with your smartphone Follow the steps outlined on the secure website Using a~pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card Vote by telephone • Call toll free 1-800-652-VOTE (8683) within lhe USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message ( 1234 5678 9012 345 ) IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Election of Directors- The Board of Directors recommends a vote FOR the listed nominee. 1. Election of one (1) Class I director. For Withhold 01 - Kenneth Traub (Class I director) Issues - The Board of Directors recommends a vote FOR proposals 2 and 3. For Against Abstain For Against Abstain 2. Ratification of appointment of Deloitte & Touche LLP as 3. Advisory vote on the compensation of our named Immersion Corporation's independent registered public executive officers accounting firm for fiscal 2018 Non-Voting Items Change of Address- Please print new address below. Meeting Attendance Mark box to the righi if you plan to attend the Annual Meeting. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all such stockholders should sign. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2- Please keep signature within the box. 1234567890 MR A SAMPLE (THIS AREA IS SET UP TOACCOMMODATE 140 CHARACTERS) MRA SAMPLE AND MRA SAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND 1 UP X 3 7 8 5 5 9 1 MR A SAMPLE AND MR ASAMPLE AND MR ASAMPLE 02UILC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. immersion Proxy - IMMERSION CORPORATION ANNUAL MEETING OF STOCKHOLDERS to be held on June 29, 2018 This Proxy is solicited on behalf of the Board of Directors The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Proxy Statement, dated May 29, 2018, and hereby appoints Carl Schlachte and Anne Peters, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Friday, June 29, 2018, at 9:30a.m., Pacific time, at Immersion Corporation, 50 Rio Robles, San Jose, California 95134, and for any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Under Delaware law and the Company's bylaws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth on the reverse side. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named above to vote the shares they represent upon such other matter or matters at their discretion. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO ELECT ONE DIRECTOR AND FOR PROPOSALS 2 AND 3 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATIERS AS MAY PROPERLY COME BEFORE THE MEETING. Please mark, sign, date and return the proxy card promptly, using the enclosed return-addressed postage-paid envelope. CONTINUED AND TO BE SIGNED ON REVERSE SIDE immersion. IMPORTANT ANNUAL MEETING INFORMATION Using a~ pen , mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. T Election of Directors- The Board of Directors recommends a vote FOR the listed nominee. 1. Election of one (1) Class I director. For Withhold 01 - Kenneth Traub (Class I director) Issues - The Board of Directors recommends a vote FOR proposals 2 and 3. For Against Abstain For Against Abstain 2. Ratification of appointment of Deloitte & Touche LLP as 3. Advisory vote on the compensation of our named Immersion Corporation's independent registered public executive officers accounting firm for fiscal 2018 Authorized Signatures- Sign Here- This section must be completed for your instructions to be executed. This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all such stockholders should sign. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. 02UIMB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. immersion. Proxy- IMMERSION CORPORATION ANNUAL MEETING OF STOCKHOLDERS to be held on June 29, 2018 This Proxy is solicited on behalf of the Board of Directors The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Proxy Statement, dated May 29, 2018, and hereby appoints Carl Schlachte and Anne Peters, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Friday, June 29, 2018, at 9:30 a.m., Pacific time, at Immersion Corporation, 50 Rio Robles, San Jose, California 95134, and for any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Under Delaware law and the Company's bylaws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth on the reverse side. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named above to vote the shares they represent upon such other matter or matters at their discretion. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO ELECT ONE DIRECTOR AND FOR PROPOSALS 2 AND 3 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATIERS AS MAY PROPERLY COME BEFORE THE MEETING. Please mark, sign, date and return the proxy card promptly, using the enclosed return-addressed postage-paid envelope. CONTINUED AND TO BE SIGNED ON REVERSE SIDE